Exhibit 99.1

Source: OTC Markets

December 12, 2024 07:00 ET

OTC Markets Group Welcomes Rigel Resource Acquisition Corp to OTCQX

NEW YORK, Dec. 12, 2024 (GLOBE NEWSWIRE) -- OTC Markets Group Inc. (OTCQX: OTCM), operator of regulated markets for trading 12,000 U.S. and international securities, today announced Rigel Resource Acquisition Corp (OTCQX: RRACF), a special purpose acquisition company, has qualified to trade its Class A Ordinary Shares on the OTCQX® Best Market. Rigel Resource Acquisition Corp upgraded to OTCQX from the Pink® market.

Rigel Resource Acquisition Corp begins trading its Class A Ordinary Shares today on OTCQX under the symbol “RRACF.” U.S. investors can find current financial disclosure and Real-Time Level 2 quotes for the company on www.otcmarkets.com.

The OTCQX Market provides investors with a premium U.S. public market to research and trade the shares of investor-focused companies. Graduating to the OTCQX Market marks an important milestone for companies, enabling them to demonstrate their qualifications and build visibility among U.S. investors. To qualify for OTCQX, companies must meet high financial standards, follow best practice corporate governance, and demonstrate compliance with applicable securities laws.

About Rigel Resource Acquisition Corp

Rigel Resource Acquisition Corp is a blank check company formed as an exempted company incorporated under the laws of the Cayman Islands on April 6, 2021 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Rigel consummated its Initial Public Offering on November 9, 2021.

About OTC Markets Group Inc.

OTC Markets Group Inc. (OTCQX: OTCM) operates regulated markets for trading 12,000 U.S. and international securities. Our data-driven disclosure standards form the foundation of our three public markets: OTCQX® Best Market, OTCQB® Venture Market and Pink® Open Market.

Our OTC Link® Alternative Trading Systems (ATSs) provide critical market infrastructure that broker-dealers rely on to facilitate trading. Our innovative model offers companies more efficient access to the U.S. financial markets.

OTC Link ATS, OTC Link ECN and OTC Link NQB are each an SEC regulated ATS, operated by OTC Link LLC, a FINRA and SEC registered broker-dealer, member SIPC.

To learn more about how we create better informed and more efficient markets, visit www.otcmarkets.com.

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Media Contact:

OTC Markets Group Inc., +1 (212) 896-4428, media@otcmarkets.com